Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 24th day of September 2025, by and between Qatar Investment Authority and Q Healthcare Holding LLC.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Forms 3, 4, or 5 or Schedules 13D or 13G, and any and all amendments thereto and any other documents relating thereto with respect to the beneficial ownership of each of the undersigned of the common stock, par value $0.001 per share, of Alignment Healthcare, Inc. (collectively, the “Filings”) as required to be filed pursuant to the Securities Exchange Act of 1934, as amended. The parties to this Agreement further agree and covenant that each will fully cooperate with such other parties in the preparation, timely filing, and delivery of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: September 24, 2025

Qatar Investment Authority

By:	/s/ Ahmad Mohammed Al-Khanji
Name:	Ahmad Mohammed Al-Khanji
Title:	Chief of Legal and General Counsel

Q Healthcare Holding LLC

By:	/s/ Ahmad Mohammed Al-Khanji
Name:	Ahmad Mohammed Al-Khanji
Title:	Chief of Legal and General Counsel